UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2006

ADVANCED BIOENERGY, LLC

(Exact name of small business issuer as specified in its charter)

Delaware	333-125335	20-2281511
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

137 N. 8th Street, Geneva, Nebraska 68361
(Address of principal executive offices)

(402) 759-3773

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Ethanol Fuel Marketing Agreement between Advanced BioEnergy, LLC and Renewable Products Marketing Group, LLC

On July 19, 2006, we entered into an Ethanol Fuel Marketing Agreement (the “Agreement”) with Renewable Products Marketing Group, LLC (“RPMG”), an unrelated party, for the sale of our ethanol.  Under the terms of the Agreement, RPMG has agreed to market the entire amount of ethanol produced by our plant near Fairmont, Nebraska (the “Plant”).  RPMG will market the ethanol pursuant to a pooling arrangement maintained by the members of RPMG.  We will receive a price equal to the actual sale price received by RPMG, less the expenses of distribution and minus a marketing fee charged per gallon of ethanol sold.  If we do not produce our estimated monthly ethanol production, RPMG may, after obtaining our consent which shall not be unreasonably withheld, purchase ethanol elsewhere to cover the shortfall and charge us for any resulting financial loss or pay us any resulting gain.

The initial term of the Agreement is for twelve (12) months beginning on the first day of the month that we initially ship ethanol and ending at the end of March or end of September, whichever occurs first, following the twelve (12) month period.  After the initial term, it will automatically renew for successive one-year terms unless terminated by either party upon ninety (90) days written notice.  The Agreement may also be terminated for an uncured breach, intentional misconduct or upon mutual agreement of the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BIOENERGY, LLC

Date: July 25, 2006	/s/ Revis Stephenson III
Revis L. Stephenson III (Chairman and Chief Executive Officer)